EXHIBIT 99.1

ePlus Expands Executive Management Team with
Chief Operating Officer

HERNDON, VA – May 9, 2018 – ePlus inc. (NASDAQ NGS: PLUS) today announced that it has named Darren Raiguel as Chief Operating Officer of ePlus inc. and President of ePlus Technology, inc.

Mr. Raiguel has had a 20-year tenure with ePlus. He most recently held the position of Executive Vice President of Technology Sales, where he was responsible for driving revenue growth across all of the Company's IT products, services, and consultative offerings to meet customer demand. Mr. Raiguel started as an account executive at ePlus in 1997 and has held numerous management positions in the organization for well over a decade.  His early roles focused on developing and maturing the Company's public sector business, and his responsibilities expanded to encompass all customer segments and regions.

"I'd like to personally congratulate Darren on a well-deserved promotion to COO," said Mark Marron, CEO and president of ePlus.  "He has played an instrumental role during his two decades with ePlus and leading our sales efforts.  He has consistently demonstrated an exemplary work ethic, keen business judgment, and extraordinary tenacity, making him a valued asset to the Company.  ePlus will continue to benefit from his vision as he embarks on this new role."

"I am honored to take on the additional responsibility of this executive position at ePlus.  I look forward to applying my extensive organizational experience and industry knowledge to help ePlus continue transforming and delivering customer business outcomes within the dynamic IT products, services, and financing markets," said Mr. Raiguel.  "I am truly humbled by the confidence entrusted to me to work in concert with the rest of the leadership team and all employees to enable our customers to maximize the impact of their technology investments."

Mr. Raiguel received a Bachelor of Business Administration degree from Temple University in Philadelphia, PA, with dual majors in Marketing and Finance.  He has participated in numerous industry organizations, councils, and advisory boards throughout his career.  Formerly a lifelong resident of suburban Philadelphia, Mr. Raiguel now resides local to the Company headquarters in Northern Virginia with his wife and three daughters.  Mr. Raiguel is an avid runner, having finished more than 70 marathons across all 50 states, in addition to being a five-time Ironman triathlete.  He also thoroughly enjoys traveling, hiking, wildlife viewing, scuba diving, and generally seeing all that nature has to offer.

About ePlus inc.

ePlus is a leading consultative technology solutions provider that helps customers imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and expertise in key technologies from cloud to security and digital infrastructure, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,200 associates serving a diverse set of customers in the U.S., Europe, and Asia-Pac.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.  ePlus. Where Technology Means More®.

ePlus®, Where Technology Means More®, and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150